Exhibit 99.1

AXCELIS ANNOUNCES APPOINTMENT OF KEVIN BREWER AS
CHIEF FINANCIAL OFFICER

BEVERLY, Mass., September 16, 2013 — Axcelis Technologies, Inc. (Nasdaq: ACLS), a leading supplier of enabling ion implantation solutions for the semiconductor industry, today announced the appointment of Kevin J. Brewer as executive vice president and chief financial officer. Mr. Brewer, who has served as the company’s interim CFO since July, will continue to report directly to Chairman and CEO Mary G. Puma.

“We’re pleased to have Kevin as our CFO going forward,” said Puma. “The CFO transition has gone extremely well. After a careful evaluation, the board concluded that his continuation in the CFO role would best serve Axcelis shareholders.  The breadth and depth of Kevin’s experience, and his intimate knowledge of the implant business and Axcelis operations, makes him the ideal candidate to manage our financial organization and execute the next phase of our strategic objectives.”

Brewer commented, “Axcelis’ goal is to drive profitability and generate cash through the cycle by growing revenues, managing spending and increasing gross margins.  I am pleased to be continuing in the CFO role on the cusp of Axcelis’ success.”

About Axcelis:

Axcelis (Nasdaq: ACLS), headquartered in Beverly, Mass., has been providing innovative, high-productivity solutions for the semiconductor industry for over 35 years. Axcelis is dedicated to developing enabling process applications through the design, manufacture and complete life cycle support of ion implantation systems, one of the most critical and enabling steps in the IC manufacturing process.  The Company’s Internet address is: www.axcelis.com.

CONTACTS:

Maureen Hart (editorial/media) 978.787.4266

Doug Lawson (investor relations) 978.787.9552

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